Exhibit 99.1
October 21, 2010

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports 3rd quarter EPS totaling $.30, up 30%; Net income increased 39%

BB&T grows loans in all non-real estate categories

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported earnings for the third quarter of 2010. Net income available to common shareholders totaled $210 million, or $.30 per diluted common share, compared with $152 million, or $.23 per diluted common share, earned during the third quarter of 2009. These results reflect increases of 38.2% and 30.4%, respectively. Results include $10 million, or $.01 per share, of merger-related charges.

     “BB&T again produced industry-leading loan growth, including substantial growth in all non-real estate portfolios compared to last quarter,” said Chairman and Chief Executive Officer Kelly S. King. “Loan growth in C&I lending, automobile finance, revolving credit and our specialized lending businesses has been exceptional. In fact, we generated double-digit growth in specialized lending and automobile finance. I am also pleased that we continued to grow pre-tax pre-provision earnings, which are up 61% on an annualized linked quarter basis, excluding securities gains. Our underlying businesses, in many ways, are performing better than ever, particularly in terms of client service delivery and market position. Also, we continued to grow low cost deposits, with 15.4% annualized growth in noninterest-bearing deposits compared to last quarter.

     “We gained momentum in the execution of our asset disposition strategy, transferring $1.3 billion in nonperforming loans to loans held for sale. We have sold $451 million in loans and foreclosed properties this quarter and have more than $350 million in nonperforming assets under contract to sell.

     “Despite elevated credit costs, we continue to invest in our revenue producing businesses through the development of our corporate banking team, wealth team and specialized lending subsidiaries, among others,” said King. “These previous strategic investments are paying off because we have a strong balance sheet and we are creating a better value proposition for our clients.”

Quarterly Highlights Include:

Average total loans and leases held for investment, excluding the impact of the asset disposition strategy, increased $907 million, or 3.6% on an annualized basis for the third quarter compared to the second quarter of 2010

o	All non-real estate loan portfolios grew; the pace accelerated in almost all portfolios
o

Annualized linked quarter growth includes a 20.8% increase in average loans originated by BB&T’s specialized lending group, a 10.4% increase in average sales finance loans, a 9.1% increase in average revolving credit loans and average C&I growth of 6.0%

o	C&I includes annualized growth of 20% in BB&T’s large corporate banking initiative

Average client deposits were up $3.6 billion, or 3.7%, in the third quarter compared to the third quarter of 2009, including stronger account openings in the legacy Colonial branches
o	BB&T increased net new transaction accounts from 17,400 in 3Q09 to 37,700 in 3Q10
o	Deposit mix continued to improve with 15.4% annualized linked quarter growth in average noninterest-bearing deposit accounts

BB&T’s capital levels remained strong at September 30
o	Tangible common equity unchanged at 7.0%
o	Leverage capital improved to 9.3%
o	Tier 1 common improved to 9.0%
o	Tier 1 risk-based capital remained strong at 11.7%

Net revenue growth, excluding securities gains, was 1.1% in the third quarter on an annualized basis compared to the second quarter of 2010
o	Pre-tax pre-provision earnings available to common shareholders increased 61% on an annualized basis in the quarter, excluding securities gains
o	Mortgage revenues increased significantly driving stronger overall revenues

Net interest income for the third quarter increased 6.2% compared to the third quarter of 2009
o	The net interest margin was 4.09% for the third quarter, a 41 basis point increase compared to the third quarter of 2009 and a decrease of 3 basis points compared to last quarter
o	The continued strong margin was driven primarily by higher yields on loans purchased from legacy Colonial and lower deposit costs

Executed a strategic de-risking of the investment portfolio which produced gains and provided additional balance sheet flexibility
o	BB&T sold $10.7 billion of securities and recorded net gains of $239 million in the quarter
o	Effective duration decreased to 2.9 years
o	Significantly reduced OCI risk in light of Basel III capital rules

Significant progress made in problem asset disposition strategy
o	Nonperforming assets decreased 4.2% and decreased 20.9% excluding loans held for sale
o	The allowance for loan and lease losses to nonperforming loans held for investment, excluding covered loans, improved to 130% at September 30 compared with 98% at June 30
o

Net charge-offs, excluding covered loans, totaled 3.54% for the quarter including $432 million in charge-offs associated with the NPA disposition strategy. Excluding these losses and covered loans, net core charge-offs were 1.80% for the quarter

Acquired loan assessment indicates continued outperformance
o

The combined assessments for all quarters resulted in an improvement in interest income of $18 million related to loans, offset by a reduction of $12 million related to covered securities. The assessment also revealed additional impairment in certain loan pools, resulting in an increase to the provision for loan and lease losses of $29 million compared to the prior quarter.

BB&T has no issues of concern in its foreclosure processes

     After completing an internal review, BB&T identified no issues of concern with its foreclosure processes. With knowledgeable specialists preparing all affidavits, BB&T has not engaged in “robo-signing.” In addition, the company did not actively participate in private label securitizations that caused problems with assignment of loans for other banks. The company works hard to mitigate losses and work with borrowers, resorting to foreclosure only as a last option. BB&T has been very successful modifying mortgage loans with a 73% success rate under the HAMP program converting troubled borrowers to permanent modifications compared to an industry rate of approximately 20%.

     “We operate a relatively low risk mortgage business model and we believe our foreclosure process is sound,” said King. “It truly is a values-based approach where we work with our clients. Recently, we were recognized by J.D. Power and Associates for ‘Highest in Customer Satisfaction With Primary Mortgage Servicers.’”*

Noninterest revenues increased 18.1%

     Noninterest income increased $170 million, or 18.1%, in the third quarter compared to the same period last year primarily due to a $208 million increase in securities gains and a $40 million increase in mortgage banking income. These increases were partially offset by a $33 million decrease in service charges on deposits and a $46 million reduction in noninterest income to reflect the offset related to the FDIC loss share agreements.

     BB&T earned $184 million in mortgage banking revenue in the third quarter, an increase of 27.8% compared to the third quarter last year. The increase in mortgage banking income is primarily due to increased refinance-related production revenues from favorable spreads on mortgage loans. BB&T originated $6.7 billion of mortgage loans during the third quarter compared to $5.0 billion in originations in the second quarter and $6.9 billion in the third quarter last year.

     Checkcard fees and other nondeposit fees and commissions increased 18.6% and 25.4%, respectively, compared to the third quarter of 2009. The increase in checkcard fees was primarily due to increased usage by new and existing clients. The growth in nondeposit fees and commissions was primarily the result of stronger performance in commercial lending-related revenues. Service charges on deposit accounts totaled $147 million in the third quarter, a decrease of 18.3% compared to the same quarter of 2009. The decrease in service charges was primarily due to regulatory changes related to overdraft policies. Trust and investment advisory revenue increased 11.1% for this same period due to improved performance from Sterling Capital Management, BB&T’s asset management subsidiary.

     Other noninterest income totaled $(13 million) during the third quarter, compared with $20 million for the same period of 2009. The decrease is due to market-related decreases in trading assets for post-employment benefits that are offset by a similar decrease in personnel expense and losses recorded on loans held for sale.

Noninterest expenses decrease on a linked quarter basis

     BB&T’s noninterest expenses decreased $92 million, or 24.3% on an annualized linked quarter basis. This decrease was due to substantially lower foreclosed property costs and lower merger-related expenses. Noninterest expenses increased $88 million, or 6.7%, in the third quarter of 2010 compared with the same period in 2009. The increase included $49 million of additional expenses related to foreclosed properties; a $16 million increase in professional services costs; $15 million in loan processing expense; and $17 million in higher regulatory charges. These increases were partially offset by declines of $8 million in merger-related and restructuring charges and $8 million in other expenses.

BB&T’s performance drives positive operating leverage for the third quarter

     Growth in revenues and lower expenses drove positive operating leverage for the third quarter of 2010 compared to the second quarter. Total revenues increased by 4% on an annualized basis and expenses decreased by 24%, led by lower writedowns on foreclosed properties.

Earnings webcast, presentation and Quarterly Performance Summary

     To hear a live webcast of BB&T’s third quarter 2010 earnings conference call at 8 a.m. (ET) today, please visit our Web site at www.BBT.com. A presentation will be used during the earnings conference call and will be available on our Web site. Replays of the conference call will be available on the BB&T Web site until Thursday, November 4, or by dialing 1-888-203-1112 (access code 4313363) until Tuesday, October 26.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s Third Quarter 2010 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s Web site at www.BBT.com/financials.html.

About BB&T

     As of Sept. 30, BB&T is one of the largest financial services holding companies in the U.S. with $157.2 billion in assets and market capitalization of $16.7 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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Regulatory capital ratios are preliminary.

     * Branch Banking and Trust received the highest numerical score among mortgage servicers in the proprietary J.D. Power and Associates 2010 Primary Mortgage Servicer StudySM. Study based on responses from 4,516 consumers measuring 19 companies and measures the satisfaction of consumers with their current mortgage servicer. Proprietary study results are based on experiences and perceptions of consumers surveyed in May-June 2010. Your experiences may vary. Visit jdpower.com

     This news release contains performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.